Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Media General, Inc. of our reports dated March 29, 2013 relating to the financial statements of New Young Broadcasting Holding Co., Inc. and March 31, 2011 relating to the financial statements of Young Broadcasting Inc., which appear in Media General's Registration Statement on Form S-4 (No. 333-190051) dated October 7, 2013. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
January 29, 2014